NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (May 6, 2008) - NASB Financial, Inc. (NASDAQ: NASB) announced today net income for the quarter ended March 31, 2008, of $2,806,000 or $0.36 per share. This compares to net income of $1,869,000 or $0.24 per share for the quarter ended December 31, 2007, and compares to net income of $3,769,000 or $0.46 per share for the quarter ended March 31, 2007.
     Net income for the six months ended March 31, 2008, was $4,675,000 or $0.59 per share, compared to net income of $8,343,000 or $1.01 per share for the six months ended March 31, 2007.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.

                (Financial Highlights Schedule Attached)

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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Six months ended
                                        -------------------------------------  -----------------------
                                          3/31/08      12/31/07      3/31/07     3/31/08      3/31/07
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $    9,052       10,089       10,301       19,141       21,000
Provision for loan losses                     700          700          633        1,400          759
Non-interest income                         5,390        2,288        5,411        7,678       10,906
Non-interest expense                        9,145        8,638        8,949       17,783       17,578
Income tax expense                          1,791        1,170        2,361        2,961        5,226
                                           -------      -------      -------      -------     -------
   Net income                          $    2,806        1,869        3,769        4,675        8,343
                                           =======      =======      =======      =======    ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,547,377    1,528,729    1,545,897    1,547,377   1,545,897
Total loans and mortgage-backed
  and related securities                 1,443,355    1,431,476    1,425,549    1,443,355   1,425,549
Customer and brokered deposit
  accounts                                 815,882      801,740      819,119      815,882     819,119
Stockholders' equity                       151,147      149,726      150,924      151,147     150,924


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     19.21        19.03        18.78        19.21       18.78
Earnings per share                            0.36         0.24         0.46         0.59        1.01
Cash dividends paid per share                0.225        0.225        0.225         0.45        0.45


Return on assets (annualized net income
  divided by total average assets)           0.73%        0.49%        0.97%        0.61%       1.09%

Return on equity (annualized net income
  divided by average stockholders' equity)   7.46%        5.00%        9.71%        6.22%      10.85%


Weighted average shares outstanding      7,867,614    7,867,614    8,202,120    7,867,614   8,261,021

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